EXHIBIT 99.1
                                                                    ------------

                                                                    NEWS RELEASE
                                                                      LVS (NYSE)

                  LAS VEGAS SANDS CORP. ANNOUNCES REDEMPTION OF
                      $291.14 MILLION OF 11% MORTGAGE NOTES

LAS VEGAS, NEVADA--January 4, 2005 -- Las Vegas Sands Corp. announced today that its subsidiaries, Las Vegas Sands, Inc. and Venetian Casino Resort, LLC, have called for redemption $291.14 million principal amount of their 11% Mortgage Notes due 2010. The redemption price is 111% of the principal amount of the notes plus accrued and unpaid interest and the redemption date is February 1, 2005. Las Vegas Sands, Inc. and Venetian Casino Resort, LLC exercised their option to redeem a portion of the notes with the proceeds from an equity offering. The redemption is expected to result in a pre-tax charge of $38.8 million in the first quarter of 2005 and $29.4 million in pre-tax interest savings in 2005 ($32.0 million on an annualized basis).


ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. is the holding company of Las Vegas Sands, Inc., a hotel and gaming company headquartered in Las Vegas, Nevada. Company holdings include the Venetian Casino Resort and the Sands Expo and Convention Center, located on the Las Vegas Strip, and the Sands Macao located in The People's Republic of China's SAR of Macau.

CONTACT:


Scott D. Henry
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 733-5502